SCHEDULE 13D/A

CUSIP No: 290890102

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

Date of Transaction	Shares Purchased(Sold)	Price per Share
5/28/2009	(-8,900)	15.15
05/29/2009	(-32,900)	15.31